Filed pursuant to Rule 424(b)(3)
Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED DECEMBER 20, 2011
TO
THE PROSPECTUS AND DISCLOSURE DOCUMENT
DATED SEPTEMBER 1, 2011

This Supplement contains performance information for November 2011 for the Seneca Global Fund, L.P.  It supplements the Fund’s Prospectus and Disclosure Document dated September 1, 2011.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units
Performance Update | November 2011

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Dec 2008)
SGF A Units	-3.51%	-10.31%	-5.20%	-2.68%	-4.66%	-4.66%
S&P 500 Total Return Index	-0.22%	1.08%	7.83%	8.88%	14.13%	14.13%
S&P Goldman Sachs Commodity Index	1.42%	0.95%	10.44%	5.36%	2.68%	2.68%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
November saw a rapid waning of investor enthusiasm for the European sovereign debt rescue package announced in the prior month. Markets thus reversed from "risk-on" in October to "risk-off" in early November, with global equities falling, bonds rallying and high-yield currencies depreciating as investors grew less tolerant of risk. However, at month-end the Federal Reserve, in conjunction with European and Asian central banks, intervened to provide a large liquidity injection into the financial system causing a sharp market rebound and yet another trend reversal in financial futures.

The Fund finished the month with a loss. The largest declines came in the fixed income sector during the last week of the month. The Fund’s long Japanese Government Bond position suffered as yields rose on a possible credit rating downgrade. Meanwhile short positions in Eurodollars and Short Sterling also proved unprofitable when global central banks coordinated an easing of interbank credit conditions at month-end. Whipsaw market action also led to losses in the currency and equity sectors. Physical commodities were a bright spot for the fund, as the Fund was able to profit from bearish trends in natural gas, wheat and soybeans.

For the year the Fund’s A units are down 10.31%, and over the past 12 months are down 5.20%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | November 2011

Series A Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%	0.20%	4.62%	-8.92%	-3.51%		-10.31%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units
Performance Update | November 2011

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Nov 2008)
SGF B Units	-3.38%	-8.94%	-3.63%	-1.11%	-3.16%	-1.21%
S&P 500 Total Return Index	-0.22%	1.08%	7.83%	8.88%	14.13%	11.01%
S&P Goldman Sachs Commodity Index	1.42%	0.95%	10.44%	5.36%	2.68%	-2.60%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
November saw a rapid waning of investor enthusiasm for the European sovereign debt rescue package announced in the prior month. Markets thus reversed from "risk-on" in October to "risk-off" in early November, with global equities falling, bonds rallying and high-yield currencies depreciating as investors grew less tolerant of risk. However, at month-end the Federal Reserve, in conjunction with European and Asian central banks, intervened to provide a large liquidity injection into the financial system causing a sharp market rebound and yet another trend reversal in financial futures.

The Fund finished the month with a loss. The largest declines came in the fixed income sector during the last week of the month. The Fund’s long Japanese Government Bond position suffered as yields rose on a possible credit rating downgrade. Meanwhile short positions in Eurodollars and Short Sterling also proved unprofitable when global central banks coordinated an easing of interbank credit conditions at month-end. Whipsaw market action also led to losses in the currency and equity sectors. Physical commodities were a bright spot for the fund, as the Fund was able to profit from bearish trends in natural gas, wheat and soybeans.

For the year the Fund’s B units are down 8.94%, and over the past 12 months are down 3.63%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | November 2011

Series B Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%	0.35%	4.78%	-8.80%	-3.38%		-8.94%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
Performance Update | November 2011

Performance (annualized for periods greater than 1 year)

	Month	YTD	1 Year	2 Year	3 Year	Since Inception (Sept 2008)
SGF I Units	-3.33%	-8.47%	-3.08%	-0.53%	-2.55%	3.40%
S&P 500 Total Return Index	-0.22%	1.08%	7.83%	8.88%	14.13%	1.39%
S&P Goldman Sachs Commodity Index	1.42%	0.95%	10.44%	5.36%	2.68%	-15.45%

It is not possible to invest directly in an index. Monthly returns for the life of the Fund on reverse.

Monthly Commentary	Trading Performance
November saw a rapid waning of investor enthusiasm for the European sovereign debt rescue package announced in the prior month. Markets thus reversed from "risk-on" in October to "risk-off" in early November, with global equities falling, bonds rallying and high-yield currencies depreciating as investors grew less tolerant of risk. However, at month-end the Federal Reserve, in conjunction with European and Asian central banks, intervened to provide a large liquidity injection into the financial system causing a sharp market rebound and yet another trend reversal in financial futures.

The Fund finished the month with a loss. The largest declines came in the fixed income sector during the last week of the month. The Fund’s long Japanese Government Bond position suffered as yields rose on a possible credit rating downgrade. Meanwhile short positions in Eurodollars and Short Sterling also proved unprofitable when global central banks coordinated an easing of interbank credit conditions at month-end. Whipsaw market action also led to losses in the currency and equity sectors. Physical commodities were a bright spot for the fund, as the Fund was able to profit from bearish trends in natural gas, wheat and soybeans.

For the year the Fund’s I units are down 8.47%, and over the past 12 months are down 3.08%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | November 2011

Series I Performance Since Inception

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%	0.39%	4.81%	-8.75%	-3.33%		-8.47%

Fund performance is net of all fees and expenses.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com